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                                                                   Exhibit 10.33




August 15, 2000

Mr. Jeff Friedman
455 South Irving
Los Angeles, CA  90020

Dear Mr. Friedman:

     Oplink Communications, Inc. (the "Company") is pleased to offer you the position of Associate General Counsel, on the following terms.

     You will be responsible for all legal and regulatory affairs of the Company and will report to Joseph Liu, Chief Executive Officer. You will work at our facility located at 3469 North First Street, San Jose, California. Of course, the Company may change your position, duties, and work location from time to time as it deems necessary.

     Your compensation of $100,000 per year, less payroll deductions and all required withholdings, will be payable on a biweekly basis. You will be eligible for the following standard Company benefits: medical insurance, 401(k) retirement savings plan, vacation, sick leave and holidays. Details about these benefits are provided in the Employee Handbook and plan summaries, available for your review. The Company may modify compensation and benefits from time to time as it deems necessary.

     As equity compensation, you will be given the opportunity to purchase 100,000 shares of the Company's Common Stock, subject to approval by the Company's Board of Directors. The price of such shares shall be the fair market value of the stock at the time of the grant, as determined by the Company's Board of Directors. Any shares so purchased will be subject to vesting on the following terms: 25% shall vest after one year with the balance vesting equally on a monthly basis over the next three years; provided, however, that in the event of a "Change of Control" (as defined below) AND if you are terminated without "Cause" (as defined below) the following immediate vesting acceleration will occur: (1) In the event of a Change of Control and you are terminated without cause within the first year of your employment with the Company, 1/48th of your total options will vest for each month that you were employed with the Company during the first year, up to 12 months, and an additional 12 months (25%) of your total options will immediately vest, but in no event exceeding 24 months (50%) of your total options; and (2) In the event of a Change of Control and you are terminated without cause after the first year of your employment with the Company, you will vest the months actually worked, as stated above, plus an additional 12 months (25%) of your total options shall be accelerated and immediately vest upon the closing of the Change of Control and the termination without Cause.

     For the purpose of this Employment Letter Agreement, "CHANGE OF CONTROL" means any one of the following transactions: (i) a sale, lease or other disposition of all or substantially all of the assets of the Company; (ii) a merger or consolidation in which the Company is not the surviving corporation, or (iii) a reverse merger in which the Company is the surviving corporation but the shares of the Common Stock outstanding immediately preceding the merger are converted by virtue of the merger into other property, whether in the form of securities, cash or otherwise, and "CAUSE" means the occurrence of any of the following: (i) theft, misappropriation or embezzlement of Company property by the employee, or falsification of any Company documents or records by the employee; or (ii) conviction (including any plea of guilty or NOLO CONTENDERE) of any felony or other crime involving moral turpitude or dishonesty by the

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                                                               Mr. Jeff Friedman
                                                                 August 15, 2000
                                                                          Page 2


employee; or (iii) any material breach by the employee of any employment agreement between the employee and the Company, which breach is not cured pursuant to the terms of such agreement.

     In the event of a change of control defined above on page one, termination without cause includes: (i) a relocation of the employee to another facility in excess of 45 miles from the employee's then present location; (ii) a reduction in the employee's compensation immediate prior to the change of control; (iii) reduction in the employee's job title or responsibility.

     You will be eligible to participate in the new Employee Stock Purchase Plan as provided under the terms of the plan. The Employee Stock Purchase Plan will become effective upon the completion of the Company's public offering.

     You will be paid a signing bonus of $10,000 and a relocation allowance of $10,000, both of which will be paid in full upon your first day of employment with the Company. If you voluntarily terminate your employment or are terminated with Cause (as defined above) by the Company within the first year of your employment, you will be required to pay back the bonus and the relocation allowance at one-twelfth (1/12) per month within 30 days of termination.

     As a Company employee, you will be expected to abide by the Company's rules and regulations, acknowledge in writing that you have read the Company's Employee Handbook, and sign and comply with the attached Employment, Confidential Information and Invention Agreement, which prohibits unauthorized use or disclosure of the Company's proprietary information. During the period of your employment, you will not engage in any employment or business activity other than for the Company without the express written consent of the Company.

     Normal working hours are from 8:30 a.m. to 5:30 p.m., Monday through Friday. As an exempt salaried employee, you will be expected to work additional hours as required by the nature of your work assignments.

     You may terminate your employment with the Company at any time and for any reason whatsoever simply by notifying the Company. Likewise, the Company may terminate your employment at any time and for any reason whatsoever, with or without cause or advance notice. This at-will employment relationship cannot be changed except in a writing signed by a Company officer.

     This letter, together with your Employment, Confidential Information and Invention Agreement, forms the complete and exclusive statement of your employment agreement with the Company. The employment terms in this letter supersede any other agreements or promises made to you by anyone, whether oral or written. As required by law, this offer is subject to satisfactory proof of your right to work in the United States.

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                                                               Mr. Jeff Friedman
                                                                 August 15, 2000
                                                                          Page 3


     Please sign and date this letter, and return it to me if you wish to accept employment at the Company under the terms described above. This offer is valid until August 31, 2000. If you accept our offer, we would like you to start on August 17, 2000.

     We hope that your expertise will be an important part of our continued effort to strive for excellence and greater success.

     We look forward to your favorable reply and to a productive and enjoyable work relationship.

Very truly yours,


/s/ Jack Kao
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Jack Kao
Vice President
Human Resources



Accepted:


/s/ Jeff Friedman                       August 15, 2000
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Jeff Friedman                           Date